Exhibit 99.1

PRESS RELEASE Contact: Dawn Goetter, 425-882-6629 (investors) Toni Cole (Edelman), 503-471-6841 (media/PR)

MICROVISION ANNOUNCES $6.6 MILLION OFFERING OF

COMMON STOCK AND WARRANTS

REDMOND, Wash.—(BUSINESS WIRE)—Sept. 19, 2013— MicroVision, Inc. (Nasdaq: MVIS), a leader in innovative ultra-miniature laser display technology, today announced that it has completed the sale of 3,492,000 shares of common stock and warrants to acquire up to an aggregate of 2,095,200 shares of common stock to Crede CG III, Ltd. (“Crede”) and other investors for gross proceeds of approximately $6.6 million in a registered direct offering.

The price per share was determined by the closing bid price on September 18, 2013 as reported on the Nasdaq stock exchange. The warrants are exercisable at a price of $2.444 per share. Under certain circumstances, in the event that MicroVision’s common stock trades at a price that is 25% or more above the exercise price of the warrants for a period of 20 consecutive days (with an average daily volume equal to or greater than $300,000), the Company may, subject to limitations in the warrants, require the holder of the warrants to exercise the warrants for cash. If the common stock is then trading at a price at or lower than the warrant exercise price, the warrants are also exchangeable for a number of shares of MicroVision’s common stock determined by a formula described in a Current Report on Form 8-K filed today with the Securities and Exchange Commission, but not more than the number of shares for which the warrant could be exercised for cash. As part of the sale, MicroVision paid an investment fee to Crede, which reduced its aggregate investment.

The company retained Dawson James Securities, Inc. as placement agent for a portion of the offering.

MicroVision intends to use the net proceeds of the offering to fund the continued development and commercialization of its PicoP® display technology under its ingredient brand licensing strategy.

More information regarding the terms of the sale and the terms of the warrants is included in a Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-looking Statements

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: we may be unable to successfully perform our obligations under the agreement; our contract party may not perform its obligations under the agreement; our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov.